Exhibit 99.1

FOR IMMEDIATE RELEASE

WEDNESDAY, OCTOBER 19, 2011

MHI HOSPITALITY CORPORATION COMPLETES $8.0 MILLION, 5.25 PERCENT, SECURED DEBT FINANCING

Williamsburg, VA – October 19, 2011 – MHI Hospitality Corporation (NASDAQ: MDH) (“MHI” or the “Company”) today announced that it has successfully executed a new $8.0 million secured loan with Premier Bank, Inc. collateralized by a first mortgage on the Holiday Inn Brownstone Hotel in Raleigh, North Carolina. The loan carries a term of five years with an annualized interest rate of 5.25%. The loan may be extended, at the Company’s option if certain conditions precedent have been satisfied, for an additional five year period at an interest rate of 300 basis points over the 5-year U.S. Treasury Index. Proceeds from the loan will be used to pay down indebtedness under the Company’s existing credit facility.

As previously outlined in a press release by the Company, MHI has entered into a 10-year franchise agreement with Hilton Worldwide to rebrand the Holiday Inn Brownstone as the Doubletree by Hilton Brownstone-University. The Company expects to complete the rebranding during the fourth quarter of 2011.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,110 rooms. All of the Company’s wholly-owned properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. The Company also has a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. The Company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although the Company believes its current expectations to be based upon reasonable assumptions, it can give no assurance that its expectations will be attained or that actual results will not differ materially.

Contact at the Company:

Scott Kucinski

Director - Investor Relations

(757) 229-5648